Exhibit 10.26

2006 STOCK INCENTIVE PLAN
OF
HONEYWELL INTERNATIONAL INC.
AND ITS AFFILIATES

Amended and Restated as of January 1, 2009

ARTICLE I
ESTABLISHMENT AND PURPOSE

     1.1 Purpose. The purpose of this 2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Plan”) is to enable Honeywell International Inc. (the “Company”) to achieve superior financial performance, as reflected in the performance of its Common Stock and other key financial or operating indicators by (i) providing incentives and rewards to certain Employees who are in a position to contribute materially to the success and long-term objectives of the Company, (ii) aiding in the recruitment and retention of Employees of exceptional ability, (iii) providing Employees an opportunity to acquire or expand equity interests in the Company, and (iv) promoting the growth and success of the Company's business by aligning the financial interests of Employees with that of the other shareowners of the Company. Towards these objectives, the Plan provides for the grant of Stock Options, Stock Appreciation Rights, Performance Awards, Restricted Units, Restricted Stock, Other Stock-Based Awards and Cash-Based Awards.

     1.2 Effective Date; Shareowner Approval. The Plan is effective as of April 24, 2006, subject to the approval of the Plan by the Company's shareowners at the Company's 2006 Annual Meeting of Shareowners in a manner that satisfies the requirements of the General Corporation Law of the State of Delaware and the rules of the New York Stock Exchange.

ARTICLE II

DEFINITIONS

     For purposes of the Plan, the following terms have the following meanings:

     2.1 “1933 Act” means the Securities Act of 1933, as amended.

     2.2 “Affiliate” means (i) any subsidiary of the Company of which at least 50 percent of the aggregate outstanding voting common stock or capital stock is owned directly or indirectly by the Company, (ii) any other parent of a subsidiary described in clause (i), or (iii) any other entity in which the Company has a substantial ownership interest and which has been designated as an Affiliate by the Committee in its sole discretion.

     2.3 “Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement. Awards granted under the Plan may consist of: (a) “Stock Options” awarded pursuant to Section 4.3; (b) “Stock Appreciation Rights” awarded pursuant to Section 4.3; (c) “Performance Awards” awarded pursuant to Section 4.4; (d) “Restricted Units” awarded pursuant to Section 4.5; (e) “Restricted Stock” awarded pursuant to Section 4.5; and (f) “Other Stock-Based Awards” awarded pursuant to Section 4.6.

     2.4 “Award Agreement” means the document issued, either in writing or an electronic medium, by the Committee to a Participant evidencing the grant of an Award.

     2.5 “Board” means the Board of Directors of the Company.

     2.6 “Cash-Based Award” means a Performance Award other than a Stock Option, Stock Appreciation Right, Restricted Units, Restricted Stock, Other Stock-Based Award or Growth Plan Unit.

     2.7 “Cause” has the meaning set forth in the severance plan of the Company applicable to the Participant or, if the Participant is not covered under such a plan, the meaning set forth in the Severance Pay Plan for Designated Employees of Honeywell International Inc. (Career Bands 1-4) as in effect at the time of the relevant Termination of Employment. Cause will be determined by the Committee in its sole and absolute discretion.

     2.8 “Change in Control” has the meaning ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Proposed Regulation 1.409A-3(g)(5), as revised from time to time in either subsequent proposed or final regulations, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined by the Committee.

     2.9 “Code” means the Internal Revenue Code of 1986, as amended.

     2.10 “Committee” means the Management Development and Compensation Committee of the Board or any successor committee or subcommittee of the Board or other committee or subcommittee designated by the Board, which committee or subcommittee is comprised solely of two or more persons who are outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable regulations and Non-Employee Directors within the meaning of Rule 16b-3(b)(3) under the Exchange Act.

     2.11 “Common Stock” means the common stock of the Company.

     2.12 “Company” means Honeywell International Inc.

     2.13 “Disabled” or “Disability” shall, with respect to a Participant, have the meanings assigned to such terms under the long-term disability plan maintained by the Company or any of its Affiliates in which such Participant is covered at the time the determination is made, and if there is no such plan, then will mean the permanent inability as a result of accident or sickness to perform any and every duty pertaining to such Participant's occupation or employment for which the Participant is suited by reason of the Participant's previous training, education and experience; provided that, to the extent an award subject to Section 409A of the Code shall become payable upon a Participant's Disability, a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a "disability" within the meaning of Section 409A of the Code.

     2.14 “Dividend Equivalent” means an amount equal to the cash dividend or the Fair Market Value of the stock dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable.

     2.15 “Early Retirement” means the Termination of Employment by reason of retirement from active employment on or after attainment of age 55 with 10 years of service. For purposes of this Section 2.15, “years of service” is determined using the Participant's most-recent adjusted service date, as reflected at the Participant's Termination of Employment in the Company's records.

     2.16 “Employee” means any individual who performs services as an employee of the Company or an Affiliate. “Employee” does not include any leased employees.

     2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     2.18 “Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.

     2.19 “Fair Market Value” means the average (mean) of the highest and lowest sales prices of a Share, as reported on the New York Stock Exchange (or any other reporting system selected by the Committee, in its sole discretion) on the date as of which the determination is being made or, if no sale of Shares is reported on this date, on the most recent preceding day on which there were sales of Shares reported.

     2.20 “Full Retirement” means the Termination of Employment on or after attainment of age 60 with 10 years of service, other than on account of an involuntary Termination of Employment, as determined by the Committee, in its discretion. For purposes of this Section 2.20, “years of service” is determined using the Participant's most-recent adjusted service date, as reflected at the Participant's Termination of Employment in the Company's records.

     2.21 “GAAP” means U.S. generally accepted accounting principles.

     2.22 “Growth Plan Unit” means a Performance Award denominated in Units.

     2.23 “Incentive Stock Option” means a Stock Option granted under Section 4.3 of the Plan that meets the requirements of Section 422 of the Code and any related regulations and is designated by the Committee in the Award Agreement to be an Incentive Stock Option.

     2.24 “Key Employee” means an Employee who, at any time at which reference to this definition would be relevant under Section 162(m) of the Code, may be a “covered employee” within the meaning of Section 162(m)(3) of the Code.

     2.25 “Non-Employee Director” means any member of the Board, elected or appointed, who is not an Employee of the Company or an Affiliate. An individual who is elected to the Board at an annual meeting of the shareowners of the Company will be deemed to be a member of the Board as of the date of the meeting.

     2.26 “Nonqualified Stock Option” means any Stock Option granted under Section 4.3 of the Plan that is not an Incentive Stock Option.

     2.27 “Participant” means an Employee who has been granted an Award under the Plan.

     2.28 “Performance Award” means an Award granted under Section 4.4 of the Plan the payment of which is conditioned on the attainment of one or more Performance Measures.

     2.29 “Performance Cycle” means, with respect to any Award that vests or is earned based on Performance Measures, a period of at least one year, unless otherwise specified by the Committee, over which the level of attainment of performance of a Performance Measure will be determined.

     2.30 “Performance Measure” means, with respect to any Performance Award, the business criteria selected by the Committee to measure the level of performance of the Company during the Performance Cycle. The Committee may select as the Performance Measure for a Performance Cycle any one or combination of the following Company measures, separately or in relation to each other, as interpreted by the Committee, which (to the extent applicable) will be determined in accordance with GAAP: (a) Sales (or any component of sales); (b) Operating income; (c) Net income; (d) Earnings per Share; (e) Return on equity; (f) Cash flow (including operating cash flow and free cash flow); (g) Cash flow per Share; (h) Return on invested capital; (i) Return on investments; (j) Return on assets; (k) Economic value added (or an equivalent metric, as determined by the Committee); (l) Share price; (m) Total shareowner return; (n) Cost and expense reduction; or (o) Working capital.

     Performance Measures may be measured before or after taking taxes, interest, depreciation and/or amortization into consideration, in the discretion of the Committee.

     2.31 “Potential Change in Control Period” is deemed to commence at the time of the earliest of the following events to occur: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control or otherwise result in an acceleration of the vesting of the Awards (except by virtue of the Participant's Full Retirement, death or Disability); (ii) the Company or any person or group publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control or otherwise result in an acceleration of the vesting of the Awards (except by virtue of the Participant's Full Retirement, death or Disability); (iii) any person or group (other than the Company, any subsidiary of the Company or any savings, pension or other benefit plan for the benefit of employees of the Company or its subsidiaries) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 15 percent or more of either the then outstanding Shares or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such person or group any securities acquired directly from the Company or its Affiliates); or (iv) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control Period has commenced. The Potential Change in Control Period is deemed to continue until the earlier of (a) the date on which an acceleration of vesting is deemed to occur (except by virtue of the Participant's Full Retirement, death or Disability), or (b) the adoption by the Board of a resolution stating that, for purposes of the Plan, the Potential Change in Control Period has expired.

     2.32 “Reporting Person” means an Employee who is subject to the reporting requirements of Section 16(a) the Exchange Act.

     2.33 “Restricted Stock” means Shares issued pursuant to Section 4.5 that are subject to any restrictions that the Committee, in its discretion, may impose.

     2.34 “Restricted Unit” means a Unit granted under Section 4.5 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

     2.35 “Share” means a share of Common Stock.

     2.36 “Stock Appreciation Right” means a right granted under Section 4.3 of the Plan to an amount in cash or Shares equal to any increase in the Fair Market Value of the Shares between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.

     2.37 “Other Stock-Based Award” means an Award granted under Section 4.6 of the Plan and denominated in Shares.

     2.38 “Stock Option” means a right granted under Section 4.3 of the Plan to purchase from the Company a stated number of Shares at a specified price. Stock Options awarded under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options.

     2.39 “Target Amount” means the amount of Growth Plan Units that will be paid if the Performance Measure is met at the 100% level, as determined by the Committee.

     2.40 “Target Vesting Percentage” means the percentage of Performance Awards that will vest or become exercisable if the Performance Measure is met at the 100% level, as determined by the Committee.

     2.41 “Termination of Employment” means the date of cessation of an Employee's employment relationship with the Company or any Affiliate for any reason, with or without Cause, as determined by the Company. Except as otherwise provided by the Committee in an Award Agreement, (a) termination of employment shall be determined without regard to statutory or contractual notice periods for termination of employment, dismissal, redundancy, and similar events, and (b) if an Employee's employment is terminated under circumstances that entitle the Employee to severance benefits pursuant to any applicable severance plan of the Company or an Affiliate in which the Employee participates, the Employee's employment relationship with the Company or an Affiliate will cease on the day prior to the date that severance benefits become payable under the terms of the applicable severance plan without regard to any delay in payment required by Section 409A of the Code. Notwithstanding the foregoing, (a) if an Affiliate ceases to be an Affiliate while an Award granted to an Employee of that

Affiliate is outstanding, the Committee may, in its discretion, deem such Employee to have a Termination of Employment on the date the Affiliate ceases to be an Affiliate or on a later date specified by the Committee; (b) the Committee shall make any determination described in clause (a) before or not more than a reasonable period after the date the Affiliate ceases to be an Affiliate; and (c) each Employee's Termination of Employment shall be treated as an involuntary termination not for Cause. For purposes of clarification, any non-qualified deferred compensation (within the meaning of Section 409A of the Code) payable to the Employee upon a Termination of Employment pursuant to the terms and conditions of this Plan shall be paid to the Employee upon a “separation from service”, as determined in accordance with Section 409A of the Code.

     2.42 “Unit” means, for purposes of Growth Plan Units, the potential right to an Award equal to US$100 (or such amount of other monetary currency as the Committee shall determine) and, for purposes of Restricted Units, the potential right to acquire one Share.

ARTICLE III
ADMINISTRATION

     3.1 The Committee. The Plan will be administered by the Committee.

     3.2 Authority of the Committee. The Committee will have authority, in its sole and absolute discretion and subject to the terms of the Plan, to (i) interpret the Plan; (ii) prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan; (iii) select Employees to receive Awards under the Plan; (iv) determine the form of Awards, the number of Shares subject to each Award, all the terms and conditions of an Award including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options and the terms of Award Agreements; (v) determine whether Awards will be granted singly, in combination or in tandem; (vi) establish and administer Performance Measures in connection with Performance Awards, and certify the level of performance attained with respect to Performance Measures; (vii) waive or amend any terms, conditions, restrictions or limitations on an Award, except that (A) the prohibition on the repricing of Stock Options and Stock Appreciation Rights, as described in Section 4.3(g), may not be waived, (B) the terms and conditions of Awards to Reporting Persons cannot be modified, amended or waived other than on account of death, Disability, retirement, Change in Control, or Termination of Employment in connection with a business transfer, and (C) Awards to Employees who are not Reporting Persons, the terms and conditions of which are modified, amended or waived, relate to no more than 5 percent of the number of Shares available under the Plan as of April 24, 2006, subject to adjustment in accordance with Section 5.3; (viii) in accordance with Article V, make any adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan that may be appropriate; (ix) provide for the deferred payment of Awards and the extent to which payment will be credited with Dividend Equivalents; (x) determine whether Awards may be transferable to family members, a family trust, a family partnership or otherwise; (xi) establish any provisions that the Committee may determine to be necessary in order to implement and administer the Plan in foreign countries; and (xii) take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

     3.3 Effect of Determinations. All determinations of the Committee will be final, binding and conclusive on all persons having an interest in the Plan.

     3.4 Delegation of Authority. The Committee, in its discretion and consistent with applicable law and regulations, may delegate its authority and duties under the Plan to the Chief Executive Officer of the Company or any other individual or committee as it deems to be advisable, under any conditions and subject to any limitations that the Committee may establish. Only the Committee, however, will have authority to grant and administer Awards to Key Employees and other Reporting Persons, to establish and certify Performance Measures and to grant and administer Awards to any delegate of the Committee with respect to the Plan.

     3.5 Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.

     3.6 No Liability. No member of the Committee, nor any person acting as a delegate of the Committee with respect to the Plan, will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE IV
AWARDS

     4.1 Eligibility. All Employees are eligible to receive Awards granted under the Plan, except as otherwise provided in this Article IV.

     4.2 Form of Awards. Awards will be in the form determined by the Committee, in its discretion, and will be evidenced by an Award Agreement. Awards may be granted singly or in combination or in tandem with other Awards.

     4.3 Stock Options and Stock Appreciation Rights. The Committee may grant Stock Options and Stock Appreciation Rights under the Plan to those Employees whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Agreement, subject to the provisions below:

     (a) Form. Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Agreement, be in the form of Incentive Stock Options, Nonqualified Stock Options or a combination of the two. If an Incentive Stock Option and a Nonqualified Stock Option are granted to the same Participant under the Plan at the same time, the form of each will be clearly identified, and they will be deemed to have been granted in separate grants. In no event will the exercise of one Award affect the right to exercise the other Award. Stock Appreciation Rights may be granted either alone or in connection with concurrently or previously issued Nonqualified Stock Options.

     (b) Exercise Price. The Committee will set the Exercise Price of Stock Options or Stock Appreciation Rights granted under the Plan at a price that is equal to or greater than the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 5.3. The Exercise Price of Incentive Stock Options, however, will be equal to or greater than 110 percent of the Fair Market Value of a Share on the date of grant if the Participant receiving the Stock Options owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any subsidiary or parent corporation of the Company, as defined in Section 424 of the Code. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option will be equal to the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Agreement.

     (c) Term and Timing of Exercise: Stock Options and Stock Appreciation Rights will lapse not later than 10 years after the date of grant, as determined by the Committee at the time of grant. Unless determined otherwise by the Committee at the time of grant, each Stock Option or Stock Appreciation Right granted under the Plan will be exercisable in whole or in part, subject to the following conditions:

     (i) The Committee will determine and set forth in the Award Agreement the date on which any Award of Stock Options or Stock Appreciation Rights to a Participant may first be exercised; provided, however, that, except for Stock Options and Stock Appreciation Rights granted as Performance Awards and except as provided in Section 5.1, such Award shall not become fully vested for at least three years following the date of grant.

     (ii) A Stock Appreciation Right granted in tandem with a Stock Option is subject to the same terms and conditions as the related Stock Option and will be exercisable only to the extent that the related Stock Option is exercisable.

     (iii) Stock Options and Stock Appreciation Rights will become immediately vested and exercisable as of the effective date of a Change in Control in accordance with Section 5.4.

    (iv) Stock Options and Stock Appreciation Rights will vest and remain exercisable as follows, subject to the term determined by the Committee, subsection (e) and paragraphs (iii) and (v) of this subsection (c):

Event	Vesting	Exercise

Death	Immediate vesting	Expires earlier of (i) original expiration
	as of death	date, or (ii) 3 years after death.
Disability	Immediate vesting	Expires earlier of (i) original expiration
	as of incurrence of	date, or (ii) 3 years after Disability.
Disability
Full Retirement	Immediate vesting	Expires earlier of (i) original expiration
	as of Full Retirement	date, or (ii) 3 years after retirement. If
death prior to end of such 3-year period,
expires earlier of (i) original expiration
date, or (ii) 1 year after death.
Early Retirement	Unvested Awards	Expires earlier of (i) original expiration
	forfeited as of Early	date, or (ii) 3 years after retirement. If
	Retirement	death prior to end of such 3-year period,
expires earlier of (i) original expiration
date, or (ii) 1 year after death.
Voluntary	Unvested Awards	Expires earlier of (i) original expiration
Termination of	forfeited as of	date, or (ii) 30 days after termination. If
Employment	Termination of	death prior to end of such 30-day period,
	Employment	expires earlier of (i) original expiration
date, or (ii) 1 year after death.
Involuntary	Unvested Awards	Expires earlier of (i) original expiration
Termination of	forfeited as of	date, or (ii) 1 year after termination. If
Employment not for	Termination of	death prior to end of such 1-year period,
Cause	Employment	expires earlier of (i) original expiration
date, or (ii) 1 year after death.
Involuntary	Unvested Awards	Vested Awards immediately cancelled.
Termination of	forfeited as of
Employment for	Termination of
Cause	Employment

     (v) Stock Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Stock Options or Stock Appreciation Rights by the Participant's will or by operation of law. If a Stock Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant's will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Stock Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant's will or by applicable laws of descent and distribution.

     (d) Payment of Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Stock certificates will be registered and delivered only upon receipt of payment. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order. No portion of the Exercise Price of a Stock Option may be paid from the proceeds of a loan of cash from the Company to the Participant. In addition, unless the Committee determines otherwise, payment of all or a portion of the Exercise Price may be made by:

     (i) Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

     (ii) Tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Participant for at least six months, subject to paragraph (v), and that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid;

     (iii) Instructing the Company to withhold Shares that would otherwise be issued having a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid (provided such withholding has been expressly authorized by the Committee); or

     (iv) Any combination of the methods described in paragraphs (i), (ii) and (iii).

     (v) The Committee, in consideration of applicable accounting standards, may waive any holding period on Shares required to tender pursuant to paragraph (ii) or prohibit withholding pursuant to paragraph (iii).

     (e) Incentive Stock Options. Incentive Stock Options granted under the Plan will be subject to the following additional conditions, limitations and restrictions:

     (i) Eligibility. Incentive Stock Options may be granted only to Employees of the Company or an Affiliate that is a subsidiary or parent corporation of the Company, within the meaning of Section 424 of the Code.

     (ii) Timing of Grant. No Incentive Stock Option will be granted under the Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan is approved by the Company's shareowners.

     (iii) Amount of Award. Subject to Section 5.3 of the Plan, no more than 10 million Shares may be available for grant in the form of Incentive Stock Options. The aggregate Fair Market Value as of the date of grant of the Shares with respect to which the Incentive Stock Options awarded to any Participant first become exercisable during any calendar year may not exceed $100,000. For purposes of this $100,000 limit, the Participant's Incentive Stock Options under this Plan and all other plans maintained by the Company and its Affiliates will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 limit, the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option for all purposes.

     (iv) Timing of Exercise. If the Committee exercises its discretion in the Award Agreement to permit an Incentive Stock Option to be exercised by a Participant more than three months after the Participant has ceased being an Employee (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of Section 22(e) of the Code), the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option for all purposes. For purposes of this paragraph (iv), an Employee's employment relationship will be treated as continuing intact while the Employee is on military leave, sick leave or another approved leave of absence if the period of leave does not exceed 90 days, or a longer period to the extent that the Employee's right to reemployment with the Company or an Affiliate is guaranteed by statute or by contract. Where the period of leave exceeds 90 days and the Employee's right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.

     (v) Transfer Restrictions. In no event will the Committee permit an Incentive Stock Option to be transferred by a Participant other than by will or the laws of descent and distribution, and any Incentive Stock Option awarded under this Plan will be exercisable only by the Participant during the Participant's lifetime.

     (f) Exercise of Stock Appreciation Rights. Upon exercise, Stock Appreciation Rights may be redeemed for cash or Shares or a combination of cash and Shares, in the discretion of the Committee, and as described in the Award Agreement. Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Rights was exercised. If the Stock Appreciation Right is redeemed for Shares, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.

     (g) Certain Prohibitions. The following terms or actions shall not be permitted with respect to any Award of Stock Options or Stock Appreciation Rights:

     (i) No Repricing. Except as otherwise provided in Section 5.3, in no event will the Committee decrease the Exercise Price of a Stock Option or Stock Appreciation Right after the date of grant or cancel outstanding Stock Options or Stock Appreciation Rights and grant replacement Stock Options or Stock Appreciation Rights with a lower Exercise Price than that of the replaced Stock Options or Stock Appreciation Rights or other Awards or purchase underwater Stock Options from a Participant for cash or replacement Awards without first obtaining the approval of the Company's shareowners in a manner that complies with the rules of the New York Stock Exchange.

     (ii) No Dividend Equivalents. The Committee shall not provide for the payment of Dividend Equivalents with respect to Stock Options or Stock Appreciation Rights.

     (iii) No Reload Options. The Committee shall not grant Stock Options or Stock Appreciation Rights that have reload features under which the exercise of a Stock Option or Stock Appreciation Right by a Participant automatically entitles the Participant to a new Stock Option or Stock Appreciation Right.

     (iv) No Additional Deferral Features. The Committee shall not grant Stock Options or Stock Appreciation Rights that have “additional deferral features” as described in Section 409A of the Code, thereby subjecting the Stock Option or Stock Appreciation Right to the requirements of Section 409A.

     4.4 Performance Awards. The Committee may grant Performance Awards to the Employees that the Committee may from time to time select, in the amounts and, subject to Section 7.14, pursuant to the terms and conditions that the Committee may determine and set forth in the Award Agreement, subject to the provisions below:

     (a) Performance Cycles. Performance Awards will be awarded in connection with a Performance Cycle determined by the Committee; provided, however, that a Performance Cycle may be no shorter than 12 months.

     (b) Eligible Participants. Within 90 days after the commencement of a Performance Cycle, the Committee will determine the Employees who will be eligible to receive a Performance Award for the Performance Cycle, provided, however, that the Committee may determine the eligibility of any Employee other than a Key Employee after the expiration of this 90-day period.

     (c) Performance Measures; Targets; Award Criteria.

     (i) Within 90 days after the commencement of a Performance Cycle, the Committee will fix and establish, in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) with respect to Growth Plan Units and Cash-Based Awards, the Target Amount payable to each Participant; (C) with respect to other Performance Awards, the Target Vesting Percentage for each Participant; and (D) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Cycle before any Performance Award will be paid or vest, and the percentage (not exceeding 200%) of the Performance Award that will vest upon attainment of various levels of performance that equal or exceed the minimum required level.

     (ii) The Committee may, in its discretion, select Performance Measures that measure the performance of the Company or one or more business units,

divisions or subsidiaries of the Company. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

     (iii) The Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount of Performance Awards payable to any Key Employee with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the dollar amount or number of Shares payable under any Performance Award of another Key Employee.

     (d) Payment; Certification. No Performance Award will vest with respect to any Key Employee until the Committee certifies in writing the level of attainment of the applicable Performance Measures for the applicable Performance Cycle. Performance Awards awarded to Participants who are not Key Employees will be based on the Performance Measures and payment formulas that the Committee, in its discretion, may establish for these purposes. These Performance Measures and formulas may be the same as or different than the Performance Measures and formulas that apply to Key Employees.

In determining attainment of Performance Measures, the Committee will exclude unusual or infrequently occurring items, charges for restructurings (employee severance liabilities, asset impairment costs, and exit costs), discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment, and may determine no later than ninety (90) days after the commencement of any applicable Performance Cycle to exclude other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management.

     (e) Form of Payment. Performance Awards may be paid in cash or full Shares, in the discretion of the Committee, subject to the terms and conditions set forth in the Award Agreement. Payment with respect to any fractional Share will be in cash in an amount based on the Fair Market Value of the Share as of the date the Performance Award becomes payable.

     (f) Section 162(m) of the Code. It is the intent of the Company that unless otherwise expressly stated in an Award Agreement, Performance Awards be “performance-based compensation” for purposes of Section 162(m) of the Code, that this Section 4.4 be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(C) of the Code and related regulations, and that the Plan be operated so that the Company may take a full tax deduction for Performance Awards. If any provision of this Plan or any Performance Award would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

     4.5 Restricted Units and Restricted Stock. The Committee may grant Restricted Units and Restricted Stock under the Plan to those Employees whom the Committee may from time to time select, in the amounts and, with respect to Restricted Units subject to Section 7.14, pursuant to the terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Agreement, subject to the provisions below:

     (a) Grant of Restricted Units. The Committee may grant Restricted Units to any Employee, which Units are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. The Committee will determine, in its discretion, the terms and conditions that will apply to Restricted Units granted pursuant to this Section 4.5, including whether Dividend Equivalents will be credited with respect to any Award. The terms and conditions of the Restricted Units will be set forth in the applicable Award Agreement.

     (b) Grant of Restricted Stock. As soon as practicable after Restricted Stock has been granted, certificates for all Shares of Restricted Stock will be registered in the name of the Participant and held for the Participant by the Company. The Participant will have all rights of a shareowner with respect to the Shares, including the right to vote and to receive dividends or other distributions, except that the Shares may be subject to a vesting schedule and forfeiture and may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed until the restrictions are satisfied or lapse.

     (c) Dividends and Dividend Equivalents. At the discretion of the Committee determined at the time of grant, dividends issued on Shares of Restricted Stock may be paid immediately or withheld and deferred in the Participant's account. In the event of a payment of dividends on Common Stock, to the extent permissible under Section 409A of the Code, the Committee may credit Restricted Units with Dividend Equivalents. Dividend Equivalents may be distributed immediately or withheld and deferred in the Participant's account, as determined by the Committee at the time of grant of the relevant Restricted Units. The Committee will determine any terms and conditions on deferral, including the rate of interest to be credited on deferrals and whether interest will be compounded.

     (d) Vesting and Forfeiture. The Committee may, in its discretion and as set forth in the Award Agreement, impose any restrictions on Restricted Units or Restricted Stock that it deems to be appropriate. The Committee has discretion to provide for an incremental lapse of restrictions or for a lapse of restrictions upon satisfaction of certain conditions. Unless the applicable Award Agreement provides otherwise, the Restricted Units and Restricted Stock will be subject to the following vesting restrictions:

     (i) Vesting and Forfeiture. Except for Restricted Units and Restricted Stock granted as Performance Awards and except as provided in Section 5.1, restrictions on Restricted Units and Restricted Stock will vest, in the discretion of the Committee, over a period of not less than three years from the date of grant. If the restrictions have not lapsed or been satisfied as of the Participant's Termination of Employment, the Restricted Units or Restricted Stock will be forfeited by the Participant if the termination is for any reason other than Full Retirement, death, Disability or Change in Control.

     (ii) Acceleration of Vesting. All restrictions on Restricted Units and Restricted Stock will lapse upon the Full Retirement, death or Disability of the Participant or upon the effective date of a Change in Control in accordance with Section 5.4.

     (iii) Legend. To enforce any restrictions that the Committee may impose on Restricted Stock, the Committee will cause a legend referring to the restrictions to be placed on all certificates for Shares of Restricted Stock. When restrictions lapse or are satisfied, a new certificate, without the legend, for the number of Shares with respect to which restrictions have lapsed or been satisfied will be issued and delivered to the Participant.

     (e) Redemption of Restricted Units. Restricted Units may be redeemed for cash or whole Shares or a combination of cash and Shares, in the discretion of the Committee, when the restrictions lapse and any other conditions set forth in the Award Agreement have been satisfied provided that with respect to any Restricted Units subject to Section 409A of the Code such redemption will occur in a manner that complies with Section 409A of the Code. Each Restricted Unit may be redeemed for one Share or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests and any attributable Dividend Equivalents and interest that have been withheld.

     (f) Deferred Units. Subject to Section 7.14 hereof and to the extent determined by the Committee, Participants shall be permitted to request the deferral of payment of vested Restricted Units (including related Dividend Equivalents and interest) to a date later than the payment date specified in the Award Agreement, provided that any such election be made in accordance with Section 409A of the Code. The Committee will determine any terms and conditions on deferral, including the rate of interest to be credited on Dividend Equivalents and whether interest will be compounded.

     4.6 Other Stock-Based Awards. The Committee may, from time to time, grant Awards (other than Stock Options, Stock Appreciation Rights, Restricted Units or Restricted Stock) to any Employee that consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. These Awards may include, among other things, phantom or hypothetical Shares. The Committee will determine, in its discretion and subject to Section 7.14, the terms and conditions that will apply to Other Stock-Based Awards granted pursuant to this Section 4.6, including whether Dividend Equivalents will be credited with respect to any such Award in the event of a payment of dividends on Common Stock. The terms and conditions of Other Stock-Based Awards will be set forth in the applicable Award Agreement.

     (a) Vesting. Except for Other Stock-Based Awards granted as Performance Awards and except as provided in Section 5.1, restrictions on Other Stock-Based Awards will lapse, in the discretion of the Committee, over a period of three years from the date of grant or any longer period that is specified in the Award Agreement. If the restrictions on Other Stock-Based Awards have not lapsed or been satisfied as of the Participant's Termination of Employment, the Shares will be forfeited by the Participant if the termination is for any reason other than the Full Retirement, death or Disability of the Participant or a Change in Control. The Committee, in its discretion and as set forth in the Award Agreement, may allow faster vesting of Other Stock-Based Awards that are granted in place of another Company award or other compensation payment from the Company that the Participant has voluntarily foregone or that replaces awards that the Participant forfeited to enter into employment with the Company or an Affiliate.

     (b) Acceleration of Vesting. All restrictions on Other Stock-Based Awards granted pursuant to this Section 4.6 will lapse upon the Full Retirement, death or Disability of the Participant or upon the effective date of a Change in Control in accordance with Section 5.4.

     4.7 Limit on Individual Grants. Subject to Section 5.1 and 5.3, no Participant may be granted Awards (excluding Growth Plan Units or Cash-Based Awards) relating to more than 3 million Shares over any period of 36 months. The maximum amount that may be paid in cash or Shares pursuant to Growth Plan Units or Cash-Based Awards to any one Participant is $10 million (including the Fair Market Value of Shares) for any Performance Cycle of 12 months. For any longer Performance Cycle, this maximum will be adjusted proportionally.

     4.8 Termination for Cause. If a Participant incurs a Termination of Employment for Cause, then all outstanding Awards will immediately be cancelled, except as the Committee may otherwise provide in the Award Agreement.

ARTICLE V

SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

     5.1 Shares Available. The Shares issuable under the Plan will be authorized but unissued Shares or Shares held in the Company's treasury. The total number of Shares with respect to which Awards may be issued under the Plan may equal but may not exceed 43,000,000, subject to adjustment in accordance with Section 5.3; provided, however, that from the aggregate limit:

     (a) no more than 10 million Shares may be available for grant in the form of Incentive Stock Options;

     (b) up to, but not more than, 2 million Shares may be available for grant for Stock Options or Stock Appreciation Rights that vest in fewer than three years;

     (c) up to, but not more than, 2 million Shares may be available for grant for Restricted Stock, Restricted Units or other Stock-Based Awards that vest in fewer than three years; and

     (d) up to 16 million Shares related to Awards other than Stock Options or Stock Appreciation Rights may be granted under the Plan on a one-for-one basis; after the Shares related to Awards other than Stock Options and Stock Appreciation Rights exceed 16 million under the Plan, each Share subject to future Awards other than Stock Options or Stock Appreciation Rights shall be counted as three Shares for purposes of this Article V.

     5.2 Counting Rules. (a) The following Shares related to Awards to be issued under this Plan or awards under the 2003 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates, the 1997 Honeywell Stock and Incentive Plan, the 1993 Honeywell Stock and Incentive Plan and the 1993 Stock Plan for Employees of Honeywell International Inc. and Its Affiliates that are outstanding as of April 24, 2006 may again be available for issuance under the Plan, in addition to the Shares described in Section 5.1:

     (i) Shares related to Awards paid in cash;

     (ii) Shares related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares; and

     (iii) Any Shares issued in connection with Awards that are assumed, converted or substituted as a result of the acquisition of another company by the Company or an Affiliate or a combination of the Company or an Affiliate with another company.

     (b) Shares described in Section 5.2(a)(i), (ii) and (iii) shall not count against the limits set forth in Section 5.1(a), (b) and (c).

     (c) For purposes of clarity, Shares that are tendered or withheld in payment of all or part of the Exercise Price of an Award or in satisfaction of withholding tax obligations, and Shares that are reacquired with cash tendered in payment of the Exercise Price of an Award, shall not be included in or added to the number of Shares available for issuance under the Plan.

5.3 Adjustment Upon Certain Changes

     (a) Shares Available for Grants. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards to any individual Employee in any year shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

     (b) Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareowners of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall equitably adjust the number of shares of Common Stock subject to each outstanding Award and the exercise price per share of Common Stock of each such Award.

     (c) Certain Mergers. Subject to any required action by the shareowners of the Company, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall have the power to adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

     (d) Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, subject to Section 409A of the Code to the extent applicable and otherwise in its sole discretion, have the power to:

     (i) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Stock Option or Stock Appreciation Right such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Stock Option or Stock Appreciation Right; or

     (ii) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment, in accordance with U.S. Department of Treasury Regulation §1.409A-1(b)(5)(v)(D) and as determined by the Committee in its reasonable discretion in the exercise price of the Award, or the number of shares or amount of property subject to the Award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

     (e) Other Changes. In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in subsections (b), (c) or (d), the Committee shall make equitable adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards.

     (f) Performance Awards. In the event of any transaction or event described in this Section 5.3, including without limitation any corporate change referred to in subsection (e) hereof, the Committee shall have the power to make equitable adjustments in any Performance Measure and in other terms of any Performance Award, provided that such adjustment is consistent with the requirements of Sections 162(m) and 409A of the Code and the regulations thereunder.

     (g) No Other Rights. Except as expressly provided in the Plan, no Employee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.”

5.4 Change in Control.

     (a) Acceleration of Vesting. All outstanding Awards will become vested and/orexercisable as of the effective date of a Change in Control, whether or not the Awards were otherwise vested and/or exercisable, and, subject to Section 5.4(c) below, all conditions will be waived with respect to outstanding Awards (other than Performance Awards).

     (b) Restricted Units. Except as provided in subsection (d), each Participant who has been awarded Restricted Units that are outstanding as of a Change in Control (including Restricted Units whose restrictions have lapsed pursuant to subsection (a)) will receive, no later than 90 days after the date of Change in Control, an amount in cash equal to the product of the number of the Participant's outstanding Restricted Units and an amount equal to the greater of (A) the highest price per

Share paid by the person or group acquiring control in connection with the transaction or series of transactions constituting the Change in Control, as determined by the Committee, and (B) the highest Fair Market Value during the period of 90 days that ends on the date of Change in Control. Any securities or other property that is part or all of the consideration paid for Shares pursuant to the Change in Control will be valued at the higher of (x) the valuation placed on the securities or property by any entity that is a party with the Company to the Change in Control, or (y) the valuation placed on the securities or property by the Committee.

     In addition, each Participant will receive in cash, no later than 90 days after the date of Change in Control, any Dividend Equivalents and interest on Dividend Equivalents that have been credited through the date of Change in Control on Restricted Units that become payable pursuant to this subsection (b).

     (c) Performance Awards. Each Participant who has been granted a Performance Award that is outstanding as of the date of Change in Control will be deemed to have achieved a level of performance, as of the Change in Control, that would cause the Participant's Performance Awards to vest, become exercisable or become payable at target levels, and all restrictions on Performance Awards immediately to lapse. No later than 90 days after the date of Change in Control, all holders of outstanding Performance Awards will receive an amount in cash or Shares, as determined by the Committee in its discretion, in respect of such Performance Awards to the extent that the Performance Awards have vested.

     (d) Deferred Awards. Notwithstanding Section 5.4(b) hereof, but subject to Section 7.14 hereof, the Committee may permit a Participant to elect not to have payment of an Award, including any related Dividend Equivalents and accrued interest on Dividend Equivalents, accelerated as provided by such Section 5.4(b) . If the Participant has so elected, interest will be credited annually on the deferred Award, Dividend Equivalents and accrued interest at a rate no less than the rate in effect immediately prior to the Change in Control through the payment date. This interest rate may not be reduced at any time after the Change in Control below the rate in effect immediately prior to the Change in Control.

     5.5 Fractional Shares. No fractional Shares will be issued under the Plan. If a Participant acquires the right to receive a fractional Share under the Plan, the Participant will receive, in lieu of the fractional Share, cash equal to the Fair Market Value of the fractional Share as of the date of settlement.

ARTICLE VI
AMENDMENT AND TERMINATION

     6.1 Amendment. The Plan may be amended at any time and from time to time by the Board without the approval of shareowners of the Company, except that no revision to the terms of the Plan will be effective until the amendment is approved by the shareowners of the Company if such approval is required by the rules of the New York

Stock Exchange or such amendment materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 5.3 of the Plan). No amendment of the Plan made without the Participant's written consent may adversely affect any right of a Participant with respect to an outstanding Award unless such amendment is necessary to comply with applicable law. The Plan may not be amended in any manner adverse to the interests of Participants during a Potential Change in Control Period or any other period of two years following the acceleration of vesting owing to a Change in Control, unless such amendment is necessary to comply with applicable law.

     6.2 Termination. The Plan will terminate upon the earlier of the following dates or events to occur:

     (a) the adoption of a resolution of the Board terminating the Plan; or

     (b) the 10th anniversary of the date of the Company's 2006 Annual Meeting of Shareowners.

     No Awards will be granted under this Plan after it has terminated. The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person without consent under any Award previously granted under the Plan. After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Agreement.

ARTICLE VII
GENERAL PROVISIONS

     7.1 Nontransferability of Awards. No Award under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.

     (a) Any Award may be transferred by will or by the laws of descent or distribution.

     (b) The Committee may provide in the applicable Award Agreement that all or any part of an Award (other than an Incentive Stock Option) may, subject to the prior written consent of the Committee, be transferred to one or more of the following classes of donees: a family member; a trust for the benefit of a family member; a limited partnership whose partners are solely family members; or any other legal entity set up for the benefit of family members. For purposes of this subsection (b), a family member means a Participant and/or the Participant's spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews and grandnieces and grandnephews, including adopted, in-laws and step family members.

     (c) Except as otherwise provided in the applicable Award Agreement, any Nonqualified Stock Option or Stock Appreciation Right transferred by a Participant pursuant to subsection (b) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and in the applicable Award Agreement. The Participant or the Participant's estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority, and the transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax. The Committee may, in its discretion, disallow all or a part of any transfer of an Award pursuant to subsection (b) unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any withholding tax. The Participant must immediately notify the Committee, in the form and manner required by the Committee, of any proposed transfer of an Award pursuant to subsection (b). No transfer will be effective until the Committee consents to the transfer in writing.

     (d) Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, provided, however, that Restricted Stock awarded to an affiliate of the Company may be transferred only pursuant to Rule 144 under the 1933 Act, or pursuant to an effective registration for resale under the 1933 Act. For purposes of this subsection, “affiliate” will have the meaning assigned to that term under Rule 144.

     (e) In no event may a Participant transfer an Incentive Stock Option other than by will or the laws of descent and distribution.

7.2 Withholding of Taxes.

     (a) Stock Options and Stock Appreciation Rights. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations, as calculated at the minimum statutory rate. The Committee may also, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d) .

     (b) Other Awards Payable in Shares. The Company will satisfy a Participant's tax withholding obligations, calculated at the minimum statutory rate, arising in connection with the release of restrictions on Restricted Units, Restricted Stock and Other Stock-Based Awards by withholding Shares that would otherwise be available for delivery. The Company may also allow the Participant to satisfy the Participant's tax withholding obligations by payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order.

     (c) Cash Awards. The Company will satisfy a Participant's tax withholding obligation arising in connection with the payment of any Award in cash by withholding cash from such payment.

     (d) Withholding Amount. The Committee, in consideration of applicable accounting standards, has full discretion to allow Participants to elect to have the Company withhold an amount greater than the minimum statutory amount. In no event, however, will the Company withhold an amount from any Award payable in Shares that is greater than the amount required to satisfy income tax obligations at the maximum marginal rate that could be applicable to the Participant.

     7.3 Special Forfeiture Provision. The Committee may, in its discretion, provide in an Award Agreement that the Participant may not, without prior written approval of the Committee, enter into any employment or consultation arrangement (including service as an agent, partner, shareowner, consultant, officer or director) with any entity or person engaged in any business in which the Company or any Affiliate is engaged if, in the sole judgment of the Committee, the business is competitive with the Company or an Affiliate. If the Committee makes a determination that this prohibition has been violated, the Participant (i) will forfeit all rights under any outstanding Stock Option or Stock Appreciation Right that was granted subject to the Award Agreement and will return to the Company the amount of any profit realized upon an exercise of all Awards during the period, beginning no earlier than six months prior to the Participant's Termination of Employment, as the Committee determines and sets forth in the Award Agreement, and (ii) will forfeit and return to the Company any Growth Plan Units, Restricted Units (including previously vested and deferred Restricted Units and credited Dividend Equivalents), Shares of Restricted Stock or Other Stock-Based Awards that are outstanding on the date of the Participant's Termination of Employment, subject to the Award Agreement, and have not vested or vested but remain subject to this Section 7.3 during the period, beginning no earlier than six months prior to the Participant's Termination of Employment, as the Committee determines and sets forth in the Award Agreement.

     7.4 Code Section 83(b) Elections. The Company, its Affiliates and the Committee have no responsibility for a Participant's election, attempt to elect or failure to elect to include the value of an Award of Restricted Stock or other Award subject to Section 83 in the Participant's gross income for the year of payment pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

     7.5 No Implied Rights. The establishment and operation of the Plan, including the eligibility of a Participant to participate in the Plan, will not be construed as conferring any legal or other right upon any Employee for the continuation of employment through the end of any Performance Cycle or other period. The Company expressly reserves the right, which may be exercised at any time and in the Company's sole discretion, to discharge any individual or treat him or her without regard to the effect that discharge might have upon him or her as a Participant in the Plan.

     7.6 No Obligation to Exercise Awards; No Right to Notice of Expiration Date. The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award. The Company, its Affiliates and the Committee have no obligation to inform a Participant of the date on which a Stock Option or Stock Appreciation Right lapses except in the Award Agreement.

     7.7 No Rights as Shareowners. A Participant granted an Award under the Plan will have no rights as a shareowner of the Company with respect to the Award unless and until certificates for the Shares underlying the Award are registered in the Participant's name and delivered to the Participant. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

     7.8 Indemnification of Committee. The Company will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person's estate, is or was a member of the Committee or a delegate of the Committee.

     7.9 No Required Segregation of Assets. Neither the Company nor any Affiliate will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

     7.10 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for the Company or an Affiliate. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any other employee benefit plan of the Company or any Affiliate, except as the employee benefit plan otherwise provides. The adoption of the Plan will have no effect on Awards made or to be made under any other benefit plan covering an employee of the Company or an Affiliate or any predecessor or successor of the Company or an Affiliate.

     7.11 Awards in Foreign Countries. The Committee has the authority to grant Awards to Employees who are foreign nationals or employed outside the United States on any different terms and conditions than those specified in the Plan that the Committee, in its discretion, believes to be necessary or desirable to accommodate differences in applicable law, tax policy or custom, while furthering the purposes of the Plan. The Committee may also approve any supplements to the Plan or alternative versions of the Plan as it believes to be necessary or appropriate for these purposes without altering the terms of the Plan in effect for other Participants; provided, however, that the Committee may not make any supplemental or alternative version that (a) increases limitations contained in Sections 4.3(e) and 4.7, (b) increases the number of shares available under the Plan, as set forth in Section 5.1; or (c) causes the Plan to cease to satisfy any conditions under Rule 16b-3 under the Exchange Act or, with respect to Key Employees, causes the grant of any performance-based Award to fail to qualify for an income tax deduction pursuant to Section 162(m) of the Code.

     7.12 Securities Matters

     (a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

     (b) The exercise of any Award granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Company may, in its sole discretion, defer the effectiveness of an exercise of an Award hereunder or the issuance or transfer of shares of Common Stock pursuant to any Award pending or to ensure compliance under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Award or the issuance or transfer of shares of Common Stock pursuant to any Award. During the period that the effectiveness of the exercise of an Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

     7.13 Governing Law; Severability. The Plan and all determinations made and actions taken under the Plan will be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.

     7.14 Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, this Plan is intended to comply with the requirements of such

Section, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of such Section and the related regulations, and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Any reservation of rights or discretion by the Company or the Committee hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder.

     7.15 Payments to Specified Employees. Nothwithstanding anything herein or in any Award grant agreement to the contrary, in the event that a Participant is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of the date of such Participant’s separation from service (as determined pursuant to Section 409A of the Code), any Awards subject to Section 409A of the Code payable to such Participant as a result of his or her separation from service, shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the separation from service, or, if earlier, the date of the Participant’s death.